EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Nos. 333-38330, effective June 1, 2000, 333-42744, effective August 1, 2000, 333-51084, effective December 1, 2000 and 333-116227, effective on June 23, 2004) on Form S-3 and on Form S-8 (No. 333-42145, effective December 12, 1997 as amended on June 24, 1998 and on March 28, 2006) and Form S-8 (No. 333-133183, effective April 10, 2006) of Helios & Matheson North America Inc. and Subsidiaries of our report dated March 25, 2008 relating to our audits of the consolidated financial statements, and Schedule II, which appear in the Annual Report on Form 10-K of Helios & Matheson North America Inc. and Subsidiaries for each of the three years in the period ended December 31, 2007.

Mercadien P.C., Certified Public Accountants
Hamilton, New Jersey
March 25, 2008